EXHIBIT 99.1

Main Street Capital Announces First Quarter 2009 Financial Results

Confirms Dividend Guidance of $1.50 to $1.65 Per Share for 2009

HOUSTON, May 7, 2009 (GLOBE NEWSWIRE) -- Main Street Capital Corporation (Nasdaq:MAIN) ("Main Street") announced today its financial results for the first quarter ended March 31, 2009, and confirmed its previously announced dividend guidance of $1.50 to $1.65 per share for calendar year 2009.

2009 Dividend Guidance and 2009 Dividend Activity

Main Street confirms its projected dividend range of $1.50 to $1.65 per share for all of calendar year 2009. The estimated dividend range for 2009 represents an increase of 5.3% to 15.8% over the total dividends per share paid during calendar year 2008. In addition, the 2009 estimated dividend range represents a yield of approximately 12.7% to 14.0% based on Main Street's current share price. The estimated range for total 2009 dividends is based upon projections of 2009 taxable income, anticipated 2009 portfolio activity, and the estimated amount of undistributed 2008 taxable income (or "spillover income") that will be utilized to pay dividends during 2009. Main Street will continue to pay dividends on a monthly basis during 2009 and will continue to provide quarterly updates related to its 2009 dividend guidance.

During the first quarter of 2009, Main Street paid $0.375 per share in dividends, or $0.125 per share for each of January, February and March 2009. These dividends represented a 10.3% increase from the quarterly dividends paid in the corresponding period of 2008.

In March 2009, Main Street declared monthly dividends of $0.125 per share for each of April, May and June 2009. These monthly dividends equate to a total of $0.375 per share for the second quarter of 2009 and represent a 7.1% increase from the dividend paid in the second quarter of 2008. Including the dividends declared for the second quarter of 2009, Main Street will have paid approximately $2.51 in cumulative dividends since its October 2007 initial public offering.

First Quarter 2009 Highlights

 * Total investment income of $3.6 million, representing an 11%
   decrease over prior year
 * Distributable net investment income of $2.3 million (or $0.25 per share), representing an 8% decrease over prior year(1)
 * Distributable net realized income of $3.2 million (or $0.35 per share), representing a 3% increase over prior year(1)
 * Net Asset Value of $107.0 million (or $11.84 per share) at March 31,
   2009
 * Net decrease in net assets from operations of $0.5 million (or $0.05 per share)
 * Paid dividends of $0.375 per share, or $0.125 per share for each of
   January, February and March 2009
 * Realized gains of $0.9 million, or $0.10 per share, on a partially exited equity investment and idle funds investments

First Quarter 2009 Operating Results

Total investment income decreased 11% to $3.6 million in the first quarter of 2009 compared with $4.0 million in the corresponding period of 2008. This comparable period decrease was principally attributable to (i) lower fee income due to slower portfolio growth given the uncertainty in the current economic environment and (ii) lower interest income from idle funds investments based on lower average levels of idle funds; partially offset by higher interest income on higher average levels of portfolio debt investments.

Distributable net investment income, which is net investment income before non-cash, share-based compensation expense, decreased 8% to $2.3 million, or $0.25 per share, in the first quarter of 2009 compared with $2.5 million in the corresponding period of 2008.(1) This comparable period decrease was primarily attributable to reduced levels of total investment income, as discussed above, partially offset by lower operating expenses.

The $0.2 million of share-based compensation expense recognized during the first quarter of 2009 related to non-cash amortization expense for restricted share grants made in July 2008.

Operating expenses, excluding non-cash, share-based compensation expense, decreased $0.2 million, or 16%, in the first quarter of 2009 compared with the corresponding period of 2008, largely due to a $0.3 million decrease in general, administrative and other overhead expenses associated with (i) consulting fees received by the affiliated investment manager during the first quarter of 2009, (ii) lower accrued compensation expense as a result of lower investment income levels and (iii) reduced costs for certain legal and administrative activities based upon developing internal resources to perform such activities. The decrease in general, administrative and other overhead expenses was partially offset by a $0.1 million increase in interest expense principally related to unused commitment and other fees from a $30 million investment credit facility (the "Investment Facility").

Distributable net realized income, which is net realized income before non-cash, share-based compensation expense, increased 3% to $3.2 million, or $0.35 per share, for the first quarter of 2009 compared with $3.1 million in the corresponding period of 2008.(1) This comparable period increase was primarily attributable to an increase in the total net realized gain, partially offset by the lower level of distributable net investment income. The $0.9 million total net realized gain for the first quarter of 2009 reflected a $0.7 million realized gain related to the partial exit of Main Street's equity investments in portfolio company CBT Nuggets, LLC and realized gains related to the sale of certain idle funds investments.

The net decrease in net assets resulting from operations was $0.5 million, or $0.05 per share, for the first quarter of 2009 compared with a $3.2 million net increase in net assets resulting from operations in the corresponding period of 2008. The $3.4 million net change in unrealized depreciation from investments for the first three months of 2009 was primarily attributable to (i) $0.9 million in accounting reversals of net unrealized appreciation attributable to the total net realized gains recognized in the first quarter of 2009 as discussed above and (ii) unrealized depreciation on twelve investments in portfolio companies totaling $4.2 million, partially offset by unrealized appreciation on five investments in portfolio companies totaling $1.7 million. Main Street also recognized $0.3 million in unrealized appreciation attributable to the investment in its affiliated investment manager based upon an increase in the contractual future recurring cash flows from third party asset management and advisory activities. For the first quarter of 2009, Main Street also recognized a net income tax provision of $0.1 million.

Liquidity and Capital Resources

As of March 31, 2009, Main Street had approximately $34.8 million in total cash and cash equivalents plus idle funds investments. During October 2008, Main Street closed its $30 million, three-year Investment Facility that will be used to provide additional liquidity in support of future investment and operational activities. Main Street has no borrowings currently outstanding under the $30 million Investment Facility. Based upon existing cash and cash equivalents plus idle funds investments and the additional borrowing capacity through both the Small Business Investment Company ("SBIC") program and the Investment Facility, Main Street projects that it will have sufficient liquidity to fund its investment and operational activities throughout all of calendar year 2009 and well into 2010. However, this projection will be impacted by, among other things, the pace of new and follow-on investments, investment redemptions, the level of cash flow from operations and cash flow from realized gains, and the level of dividends paid in cash.

The recently enacted American Recovery and Reinvestment Act of 2009 (the "Stimulus Bill") contains several provisions applicable to SBIC funds, including Main Street's wholly owned SBIC subsidiary. One of the key SBIC-related provisions included in the Stimulus Bill increased the maximum amount of combined SBIC leverage (or SBIC leverage cap) to $225 million for affiliated SBIC funds. The prior maximum amount of SBIC leverage available to affiliated SBIC funds was approximately $137 million, as adjusted annually based upon changes in the Consumer Price Index.

Due to the increase in the maximum amount of SBIC leverage available to affiliated SBIC funds, Main Street has access to incremental SBIC leverage to support its future investment activities. Since the increase in the SBIC leverage cap applies to affiliated SBIC funds, Main Street will allocate such increased borrowing capacity between its wholly owned SBIC subsidiary and Main Street Capital II, LP, an independently owned SBIC fund that is managed by Main Street and therefore deemed to be affiliated for SBIC regulatory purposes. It is currently estimated that at least $65 million of additional SBIC leverage is accessible for future investment activities, subject to the required capitalization of Main Street's wholly owned SBIC subsidiary.

As of March 31, 2009, Main Street had $55 million of SBIC debenture leverage outstanding. The existing SBIC debenture leverage bears an annual weighted average interest rate of 5.8%, payable semiannually, and matures ten years from original issuance. The first maturity of the existing SBIC debenture leverage will not occur until 2013, and the weighted average duration is over 6 years as of March 31, 2009. As of March 31, 2009, Main Street had a debt to equity ratio of approximately 0.51 to 1.0. All of Main Street's current outstanding indebtedness, which consists of long-term SBIC debenture leverage, is excluded from the 200% asset coverage requirements applicable to business development companies. As of March 31, 2009, Main Street also had a cash and cash equivalents plus idle funds investments to debt ratio of 0.63 to 1.0. Main Street's first quarter 2009 interest coverage ratio (distributable net investment income plus interest expense divided by interest expense) was approximately 3.5 to 1.0.

Key Portfolio Statistics (all as of March 31, 2009)(2)

Main Street had debt and equity investments in 32 portfolio companies with the average portfolio investment at cost equaling approximately 3% of total portfolio investments and 2% of total assets.

Approximately 84% of Main Street's portfolio investments at cost were in the form of secured debt investments, and 91% of Main Street's debt investments were secured by first priority liens on the assets of portfolio companies. The annual weighted average effective yield on Main Street debt investments held at March 31, 2009 was 14%, including amortization of deferred debt origination fees and accretion of original issue discount but excluding any debt investments on non-accrual status. Approximately 86% of Main Street's debt investments at cost were structured at fixed interest rates with cash interest payments generally due monthly.

Based on information provided by our portfolio companies, which we have not independently verified, our portfolio companies had a weighted average net senior debt (senior interest-bearing debt less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of approximately 2.3 to 1.0 and a total EBITDA to senior interest expense coverage ratio of approximately 3.2 to 1.0.(3) Including all debt that is junior in priority to Main Street's debt position, these ratios were approximately 2.9 to 1.0 and 2.8 to 1.0, respectively.(3)

Main Street had equity ownership in 94% of its portfolio companies and the average fully diluted equity ownership position in those portfolio companies was approximately 25%.

Based upon Main Street's internal investment rating system, with a rating of "1" being the highest and a rating of "5" being the lowest, the weighted average investment rating for Main Street's portfolio was 2.4 as of both March 31, 2009 and December 31, 2008. As of March 31, 2009, Main Street had one debt investment on non-accrual status that represented 0.5% of the total portfolio at fair value.

Included at the end of this press release is a summary table which presents a sequential quarterly comparison of key portfolio statistics as of March 31, 2009 and December 31, 2008.

First Quarter 2009 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, May 8, 2009 at 10:00 a.m. Eastern Time to discuss the first quarter 2009 financial results.

The conference call can be accessed by dialing 480-629-9677 or 877-941-1466, and using conference ID #4061188, at least 10 minutes prior to the start time. The conference call can also be accessed via a webcast by logging on to the investor relations section of Main Street's website at www.mainstcapital.com.

A telephonic replay of the conference call will be available through May 15, 2009 and may be accessed by dialing 303-590-3030 or 800-406-7325 and using the pass code ID #4061188. An audio archive will also be available on the investor relations section of Main Street's website at www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of financial and other information included in this press release, please refer to Main Street's Form 10-Q for the quarterly period ended March 31, 2009 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's First Quarter 2009 Investor Presentation to be posted on the investor relations section of the Company's web site (www.mainstcapital.com).

(1) Distributable net investment income and distributable net realized income are net investment income and net realized income, respectively, as determined in accordance with U.S. generally accepted accounting principles, or GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income, distributable net realized income, and related per share measures are useful and appropriate supplemental disclosures for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income and distributable net realized income are non-GAAP measures and should not be considered as replacements to net investment income, net realized income, and other earnings measures presented in accordance with GAAP. Instead, distributable net investment income and distributable net realized income should be reviewed only in connection with such GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income and net realized income in accordance with GAAP to distributable net investment income and distributable net realized income is detailed in the financial tables included with this press release.

(2) All key portfolio statistics are calculated exclusive of Main Street's portfolio investment in Main Street Capital Partners, LLC, the wholly owned investment manager.

(3) For purposes of calculating these ratios, one existing portfolio company that has been fully impaired is excluded from the calculations.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies. Main Street's investments are made to support management buyouts, recapitalizations, growth financings and acquisitions of companies that operate in diverse industry sectors and generally have annual revenues ranging from $10 million to $100 million. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one-stop" financing alternatives to its portfolio companies.

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information involve risks and uncertainties that may impact our future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding our goals, beliefs, strategies, and future operating results and cash flows, including but not limited to: our estimates regarding the range of dividends to be paid during calendar year 2009; estimates of annualized yield represented by the 2009 dividend range; our estimate regarding current liquidity being sufficient to fund investment and operational activities for the remainder of 2009 and well into 2010; the estimated amount of additional SBIC leverage available to Main Street; and our belief that the Stimulus Bill will provide additional leverage capacity to Main Street through its wholly owned SBIC subsidiary. Although our management believes that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: our continued effectiveness in raising, investing and managing capital; adverse changes in the general economy or in the industries in which our portfolio companies operate; changes in laws and regulations that may adversely impact our operations or the operations of one or more of our portfolio companies; the operating and financial performance of our portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" included in our filings with the Securities and Exchange Commission (www.sec.gov). We undertake no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

                    MAIN STREET CAPITAL CORPORATION
                 Consolidated Statements of Operations
                              (Unaudited)

                                                   Three Months
                                                  Ended March 31,
                                            -------------------------
                                                2009          2008
                                            -----------   -----------

 INVESTMENT INCOME:
  Interest, fee and dividend income:
   Control investments                      $ 2,002,620   $ 1,906,902
   Affiliate investments                      1,169,056     1,064,961
   Non-Control/Non-Affiliate investments        137,955       585,642
                                            -----------   -----------
  Total interest, fee and dividend income     3,309,631     3,557,505
  Interest from idle funds and other            282,794       469,861
                                            -----------   -----------
     Total investment income                  3,592,425     4,027,366
 EXPENSES:
  Interest                                     (931,335)     (844,407)
  General and administrative                   (314,673)     (452,330)
  Expenses reimbursed to affiliated
   Investment Manager                           (34,425)     (226,567)
  Share-based compensation                     (195,726)           --
                                            -----------   -----------
     Total expenses                          (1,476,159)   (1,523,304)
                                            -----------   -----------
 NET INVESTMENT INCOME                        2,116,266     2,504,062

 NET REALIZED GAIN FROM
  INVESTMENTS:
   Control investments                          767,601            --
   Affiliate investments                             --       611,250
   Non-Control/Non-Affiliate investments        126,623            --
                                            -----------   -----------
     Total net realized gain from
      investments                               894,224       611,250
                                            -----------   -----------
 NET REALIZED INCOME                          3,010,490     3,115,312

 NET CHANGE IN UNREALIZED APPRECIATION
  (DEPRECIATION) FROM INVESTMENTS:
   Control investments                       (2,510,329)    1,071,109
   Affiliate investments                       (772,491)     (497,368)
   Non-Control/Non-Affiliate investments       (476,788)           --
   Investment in affiliated Investment
    Manager                                     338,595      (229,729)
                                            -----------   -----------
      Total net change in unrealized
       appreciation (depreciation) from
       investments                           (3,421,013)      344,012
                                            -----------   -----------

  Income tax provision                          (57,275)     (256,688)
                                            -----------   -----------
 NET INCREASE (DECREASE) IN NET ASSETS
  RESULTING FROM OPERATIONS                 $  (467,798)  $ 3,202,636
                                            ===========   ===========

 NET INVESTMENT INCOME PER SHARE
  BASIC AND DILUTED                         $      0.23   $      0.28
                                            ===========   ===========
 NET REALIZED INCOME PER SHARE
  BASIC AND DILUTED                         $      0.33   $      0.35
                                            ===========   ===========
 DIVIDENDS PAID PER SHARE                   $      0.38   $      0.34
                                            ===========   ===========
 NET INCREASE (DECREASE) IN NET ASSETS
  RESULTING FROM OPERATIONS PER SHARE
   BASIC AND DILUTED                        $     (0.05)  $      0.36
                                            ===========   ===========
 WEIGHTED AVERAGE SHARES OUTSTANDING -
  BASIC AND DILUTED                           9,125,440     8,959,718
                                            ===========   ===========

                    MAIN STREET CAPITAL CORPORATION
                      Consolidated Balance Sheets

                                            March 31,      Dec. 31,
                                              2009           2008
                                           ------------  ------------
                                           (Unaudited)
 ASSETS

 Investments at fair value:
  Control investments (cost: $61,222,879
   and $60,767,805 as of March 31, 2009
   and December 31, 2008, respectively)    $ 63,487,353  $ 65,542,608
  Affiliate investments (cost:
   $39,854,725 and $37,946,800 as of
   March 31, 2009 and December 31, 2008,
   respectively)                             40,548,128    39,412,695
  Non-Control/Non-Affiliate investments
   (cost: $6,263,975 and $6,245,405 as of
   March 31, 2009 and December 31, 2008,
   respectively)                              5,271,728     5,375,886
  Investment in affiliated Investment
   Manager (cost: $18,000,000 as of March
   31, 2009 and December 31, 2008)           17,014,221    16,675,626
                                           ------------  ------------

    Total investments (cost: $125,341,579
     and $122,960,010 as of March 31,
     2009 and December 31, 2008,
     respectively)                          126,321,430   127,006,815
 Idle funds investments (cost:
  $16,081,221 and $4,218,704 as of March
  31, 2009 and December 31, 2008,
  respectively)                              15,898,252     4,389,795

 Cash and cash equivalents                   18,862,802    35,374,826
 Deferred tax asset                             793,961     1,121,681
 Other assets                                 1,567,958     1,100,922
 Deferred financing costs (net of
  accumulated amortization of $1,046,136
  and $956,037 as of March 31, 2009 and
  December 31, 2008, respectively)            1,545,139     1,635,238
                                           ------------  ------------

    Total  assets                          $164,989,542  $170,629,277
                                           ============  ============

 LIABILITIES

 SBIC debentures                           $ 55,000,000  $ 55,000,000
 Interest payable                               316,898     1,108,193
 Accounts payable and other liabilities       2,634,703     2,165,028
                                           ------------  ------------

    Total  liabilities                       57,951,601    58,273,221
 Commitments and contingencies

 NET ASSETS

 Common stock, $0.01 par value per share
  (150,000,000 shares authorized;
  9,241,183 issued and 9,041,939 and
  9,206,483 outstanding as of March 31,
  2009 and December 31, 2008,
  respectively)                                  92,412        92,412
 Additional paid-in capital                 104,994,125   104,798,399
 Undistributed net realized income            3,240,048     3,658,495
 Net unrealized appreciation from
  investments, net of income taxes              659,468     4,137,756
 Treasury stock, at cost (199,244 and
  34,700 shares as of  March 31, 2009 and
  December 31, 2008, respectively)           (1,948,112)     (331,006)
                                           ------------  ------------

     Total net assets                       107,037,941   112,356,056
                                           ------------  ------------

     Total liabilities and net assets      $164,989,542  $170,629,277
                                           ============  ============

 NET ASSET VALUE PER SHARE                 $      11.84  $      12.20
                                           ============  ============

                    MAIN STREET CAPITAL CORPORATION
         Reconciliation of distributable net investment income
                 and distributable net realized income
                               (Unaudited)

                                                 Three Months Ended
                                                      March 31,
                                               ----------------------
                                                  2009       2008
                                               ----------  ----------

 Net investment income                         $2,116,266  $2,504,062
   Share-based compensation expense               195,726          --
                                               ----------  ----------
 Distributable net investment income            2,311,992   2,504,062
 Total net realized gain from investments         894,224     611,250
                                               ----------  ----------
 Distributable net realized income             $3,206,216  $3,115,312
                                               ==========  ==========

 Distributable net investment income per share
   Basic and diluted                           $     0.25  $     0.28
                                               ==========  ==========
 Distributable net realized income per share
   Basic and diluted                           $     0.35  $     0.35
                                               ==========  ==========

                    Main Street Capital Corporation
                       Key Portfolio Statistics
                              (Unaudited)

                                              As of          As of
                                             March 31,      Dec. 31,
                                               2009           2008
                                           ------------   ------------

 Number of portfolio companies                  32             31

 DEBT PORTFOLIO STATISTICS:

 % of total portfolio as secured               84%            84%
   debt (at cost)

 % of debt portfolio as first lien             91%            91%
   debt (at cost)

 Weighted average effective yield(1)          14.0%          14.0%

 PORTFOLIO COMPANY CREDIT STATISTICS:

 Net debt to EBITDA - excluding
  debt junior to Main Street(2)(4)          2.3 to 1.0     2.1 to 1.0

 EBITDA to interest expense -
  excluding debt junior to Main
  Street(2)(4)                              3.2 to 1.0     3.4 to 1.0

 Total net debt to EBITDA(2)(4)             2.9 to 1.0     2.7 to 1.0

 Total EBITDA to interest expense(2)(4)     2.8 to 1.0     2.9 to 1.0

 EQUITY PORTFOLIO STATISTICS:

 % of portfolio with equity ownership          94%            94%

 Average equity ownership (fully diluted)      25%            25%

 PORTFOLIO QUALITY:

 Weighted average investment ranking(3)        2.4            2.4

 % on non-accrual status (at fair value)       0.5%           0.5%

 Notes:
 (1) Weighted average effective yield is calculated based upon debt investments, excluding debt investments on non-accrual status, on the indicated date and includes amortization of deferred debt origination fees and accretion of original issue discount.
 (2) The portfolio company credit statistics are presented based upon the total net senior debt (interest-bearing senior debt less cash and cash equivalents) and related total senior interest expense of the portfolio companies, as well as including the debt and interest expense related to portfolio company debt which is junior in priority to Main Street's debt investment. In addition, these statistics exclude one existing portfolio company which has been fully impaired.
 (3) Represents the dollar weighted average investment ranking based upon Main Street's internal ranking system, with "1" being the highest rated and "5" being the lowest rated.
 (4) Portfolio company financial information has not been
     independently verified by Main Street.

CONTACT:  Main Street Capital Corporation
          Todd A. Reppert, President and CFO
          713-350-6000
          treppert@mainstcapital.com

          Dennard Rupp Gray and Easterly, LLC
          Ken Dennard
            713-529-6600
            ksdennard@drg-e.com
          Augustine Okwu
            404-532-0086
            gokwu@drg-e.com